Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

November 7, 2018

Board of Directors

CBS Corporation

51 West 52nd Street

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to CBS Corporation, a Delaware corporation (the “Company”), and to CBS Operations Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Guarantor”), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by the Company and the Guarantor with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of (i) $400,000,000 in aggregate principal amount of 2.900% Senior Notes due 2023 of the Company (the “2023 Exchange Notes”) in exchange for up to $400,000,000 in aggregate principal amount of 2.900% Senior Notes due 2023 of the Company originally issued on November 16, 2017 and outstanding as of the date hereof (the “2023 Original Notes”) and (ii) $500,000,000 in aggregate principal amount of 3.700% Senior Notes due 2028 of the Company (the “2028 Exchange Notes” and together with the 2023 Exchange Notes, the “Exchange Notes”) in exchange for up to $500,000,000 in aggregate principal amount of 3.700% Senior Notes due 2028 of the Company originally issued on November 16, 2017 and outstanding as of the date hereof (the “2028 Original Notes” and together with the 2023 Original Notes, the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantor. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of November 16, 2017, as supplemented or amended (the “Indenture”), by and among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company and the Guarantor under the Indenture and the Exchange Notes may be dependent upon such matters, we assume for purposes of this opinion letter that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance with respect to performance of its obligations under the Indenture with all applicable laws, rules and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Exchange Notes have been duly authorized on behalf of the Company and, following (i) the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and in accordance with the terms of the Indenture and (ii) the due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company.

(b) The Guarantees have been duly authorized on behalf of the Guarantor and, following (i) the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and in accordance with the terms of the Indenture and (ii) the due execution, authentication, issuance and delivery of the Exchange Notes and the due execution, issuance and delivery of the Guarantees, in each case pursuant to the terms of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantor.

The opinions expressed in paragraphs (a) and (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Exchange Notes or the Guarantees are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

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